Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Kathleen Stafford (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 845-6204

Carolyn Baumgartner (media)
Weisscom Partners, Inc.
(415) 362-5018

INTRABIOTICS REPORTS SECOND QUARTER 2004 FINANCIAL AND OPERATING RESULTS

PALO ALTO, CA, August 10, 2004 – IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today reported financial and operating results for the second quarter and six months ended June 30, 2004.

“We have terminated our iseganan development program. We are focusing efforts on evaluating our strategic options to maximize shareholder value, including mergers, acquisitions, in-licensing opportunities, and liquidation of the Company”, said Dr. Henry Fuchs, President and CEO of IntraBiotics. “We have acted quickly to minimize our clinical trial expenditures and control the ongoing operating expenses of the Company.”

IntraBiotics reported a net loss applicable to common stockholders of $5.2 million for the second quarter of 2004, or $0.73 per basic and diluted share, compared to $3.8 million, or $1.17 per basic and diluted share, in the comparable period of 2003. Total operating expenses were $5.3 million in the second quarter of 2004, compared to $2.4 million in the comparable period of 2003.

Research and development expenses were $4.4 million in the second quarter of 2004, compared to $1.4 million in the comparable period of 2003. The increase was primarily a result of clinical trial activity in the 2004 period related to the clinical trial of iseganan for the prevention of ventilator-associated pneumonia, or VAP, which commenced in September 2003. On June 23, 2004, the Company announced the discontinuation of this trial following a recommendation of the independent data monitoring committee. No further development of iseganan is planned. Final costs for the discontinued clinical trial will be recorded as they are incurred.

General and administrative expenses were $0.8 million in the second quarter of 2004, compared to $1.0 million in the comparable period of 2003. The decrease is primarily due to a non-cash stock compensation expense recovery of $0.9 million in the second quarter of 2004 as compared

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to a $0.1 million expense in the same period of 2003, being partially offset by higher consulting, legal and recruiting fees in 2004. The recovery credit results from variable accounting being applied to stock options that were re-priced in February 2003, and the decrease of the stock price in the second quarter as compared to prior periods.

For the six months ended June 30, 2004, total operating expenses were $11.6 million compared to $4.3 million in the comparable period of 2003. Research and development expenses increased to $8.9 million for the six months ended June 30, 2004 from $1.6 million in the comparable period of 2003 due to clinical trial expenditures.

General and administrative expenses totaled $2.7 million in both the six months ended June 30, 2004 and the comparable period of 2003. An increase in general and administrative expenditures in the first six months of 2004 primarily related to higher consulting and recruiting fees was offset by a non-cash stock compensation expense recovery of approximately $0.3 million.

On June 30, 2004, the Company had a total of $58.5 million in cash, cash equivalents, restricted cash and short-term investments. Current liabilities totaled $3.7 million. The Company has no long-term debt or other long-term obligations. Based upon currently projected expenses for the second half of 2004, the Company expects to have cash and investments of between approximately $46.0 million and $50.0 million at December 31, 2004, after providing for estimated current liabilities. There can be no assurance that such a range will be achieved, as actual expenditures may differ significantly from projected expenditures.

Approximately 10.6 million common equivalent shares were issued and outstanding on June 30, 2004, including 1.7 million shares underlying outstanding convertible preferred stock. Assuming the net exercise of in-the-money warrants and options at the closing price of the Company’s stock as quoted on the Nasdaq National Market as of June 30, 2004, approximately 11.1 million common equivalent shares would be outstanding on June 30, 2004.

The foregoing statements regarding anticipated cash and investments at year-end are forward-looking. Actual results could differ materially, depending on a variety of factors, including the following: actual expenses incurred in terminating the clinical trials; fluctuations in headcount; costs associated with pursuing various strategic alternatives, and pending litigation. Moreover, the enumeration of potential strategic alternatives in this release does not mean that the Company will be able to achieve any of them successfully.

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IntraBiotics Pharmaceuticals, Inc.
Statements of Operations
(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2004	2003	2004	2003
Operating expenses:
Research and development	$4,414	$1,352	$8,873	$1,620
General and administrative	838	1,043	2,689	2,708

Total operating expenses	5,252	2,395	11,562	4,328

Operating loss	(5,252)	(2,395)	(11,562)	(4,328)
Interest income	114	45	187	71

Net loss	(5,138)	(2,350)	(11,375)	(4,257)
Non-cash deemed dividend related to beneficial conversion feature of Series A preferred stock	—	(1,418)	—	(1,418)
Dividends on Series A preferred stock	(65)	(47)	(130)	(47)

Net loss applicable to common stockholders	$(5,203)	$(3,815)	$(11,505)	$(5,722)

Basic and diluted net loss per share applicable to common stockholders	$(0.73)	$(1.17)	$(1.84)	$(1.75)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	7,161	3,270	6,239	3,269

IntraBiotics Pharmaceuticals, Inc.
Condensed Balance Sheet Data
(In thousands)
(Unaudited)

	JUNE 30,	DECEMBER 31,
	2004	2003
Cash, cash equivalents, short term investments and restricted cash	$58,467	$26,644
Total assets	$59,393	$27,326
Total stockholders’ equity	$55,687	$25,628

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